UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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AmeriCredit Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICREDIT CORP.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear AmeriCredit Shareholder:

On Wednesday, October 25, 2006, AmeriCredit Corp. will hold its 2006 Annual Meeting of Shareholders at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas 76102. The meeting will begin at 10:00 a.m.

Only shareholders who owned stock at the close of business on Friday, September 1, 2006 can vote at this meeting or any adjournments that may take place. At the meeting we will:

1.	Elect two members of the Board of Directors for terms expiring in 2009;

2.	Consider a shareholder proposal related to electing directors by majority vote, if properly presented at the meeting; and

3.	Attend to other business properly presented at the meeting.

At the meeting, we will also report on AmeriCredit’s fiscal 2006 business results and other matters of interest to shareholders.

The approximate date of mailing for the Proxy Statement, proxy card and AmeriCredit’s 2006 Annual Report is September 20, 2006.

We hope you can attend the Annual Meeting. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

J. Michael May

Secretary

September 11, 2006

AMERICREDIT CORP.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD OCTOBER 25, 2006

SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the Board of Directors on behalf of AmeriCredit Corp., a Texas corporation (“AmeriCredit” or the “Company”), to be voted at the 2006 Annual Meeting of Shareholders of AmeriCredit (the “Annual Meeting”) to be held on October 25, 2006 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated such shares will be voted FOR the election of directors and AGAINST the shareholder proposal set forth in the Notice.

The principal executive offices of AmeriCredit are located at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. AmeriCredit’s mailing address is the same as its principal executive offices.

This Proxy Statement and accompanying proxy card are being mailed on or about September 20, 2006. AmeriCredit’s Annual Report on Form 10-K covering the Company’s fiscal year ended June 30, 2006 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company’s principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

In addition to the solicitation of proxies by use of the mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, email, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. AmeriCredit has also retained Georgeson Shareholder Communications, Inc. (“GSC”) to assist in the solicitation of proxies from shareholders and will pay GSC a fee of approximately $9,100 for its services and will reimburse GSC for its out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners. The cost of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, will be borne by AmeriCredit.

Some banks, brokers and other record holders utilize the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure would reduce the volume of duplicate information shareholders receive and would also reduce the Company’s printing and mailing costs. The Company will promptly deliver an additional copy of either document to any shareholder who writes or calls the Company at the following address or phone number: Investor Relations, AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, (817) 302-7000.

PURPOSES OF THE MEETING

At the Annual Meeting, the shareholders of AmeriCredit will consider and vote on the following matters:

1.	The election of two directors to terms of office expiring at the Annual Meeting of Shareholders in 2009, or until their successors are elected and qualified;

2.	The consideration of a shareholder proposal related to electing directors by majority vote, if properly presented at the Annual Meeting; and

3.	The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

QUORUM AND VOTING

All shareholders of record of the Company’s common stock (“Common Stock”) as of the close of business on September 1, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 125,061,564 shares of Common Stock of the Company, par value $0.01 per share, outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors, and the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for the adoption of the shareholder proposal.

Abstentions and broker non-votes are counted towards determining whether a quorum is present. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on the shareholder proposal will be counted as present and voting for purposes of this proposal on which the abstention is noted, but will have the effect of a “no” vote as to this proposal because it requires the affirmative vote of a majority of the shares voting at the meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

PRINCIPAL SHAREHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s Common Stock as of the Record Date, by (1) each current director and nominee for director of the Company; (2) the Company’s Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the “Named Executive Officers”); (3) all of the Company’s present executive officers and directors as a group; and (4) each other person known to the Company to own beneficially more than five percent of the Company’s presently outstanding Common Stock. Unless otherwise indicated, the address for the following shareholders is 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102.

	Common Stock Owned Beneficially (1)		Percent of Class Owned Beneficially (1)
Goldman Sachs Asset Management.	13,947,700	(2)	11.15%
Columbia Wanger Asset Management, L.P.	9,821,700	(3)	7.85%
Capital Guardian Trust Company	7,386,210	(4)	5.91%
Clifton H. Morris, Jr.	2,458,779	(5)	1.94%
Daniel E. Berce.	1,528,505	(6)	1.21%
John R. Clay	72,000	(7)	*
A.R. Dike	164,300	(8)	*
James H. Greer	397,516	(9)	*
Douglas K. Higgins	374,000	(10)	*
Kenneth H. Jones, Jr.	260,000	(11)	*
Preston A. Miller	387,208	(12)	*
Mark Floyd	173,377	(13)	*
Chris A. Choate	353,703	(14)	*
All Present Executive Officers and Directors as a Group (11 Persons)	6,351,829		4.91%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of the Company’s Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 125,061,564 shares outstanding as of the Record Date, except for certain parties who hold stock options and stock appreciation rights (“SARs”) that are presently exercisable or exercisable within 60 days of the Record Date. The percentages for those parties who hold options and SARs that are presently exercisable or exercisable within 60 days of the Record Date are based upon the sum of 125,061,564 shares outstanding plus the number of shares subject to options and SARs that are presently exercisable or exercisable within 60 days of the Record Date held by them, as indicated in the following notes.

(2)	Pursuant to a Schedule 13F filed on or about June 30, 2006, Goldman Sachs Asset Management reports holding an aggregate of 13,947,700 shares. The address of Goldman Sachs Asset Management is One New York Plaza, New York, New York 10004.

(3)	Pursuant to a Schedule 13F filed on or about June 30, 2006, Columbia Wanger Asset Management, L.P. reports holding an aggregate of 9,821,700 shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe, Suite 3000, Chicago, Illinois 60606.

(4)	Pursuant to a Schedule 13F filed on or about June 30, 2006, Capital Guardian Trust Company reports holding an aggregate of 7,386,210 shares. The address of Capital Guardian Trust Company is 333 South Hope Street, Los Angeles, California 90071.

(5)

This amount includes 1,516,000 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days. This amount also includes (i) 50,537 shares of Common Stock in the name of

Sheridan C. Morris, Mr. Morris’ wife, and (ii) 300,000 shares owned by Clydesdale Partners Fund Limited Partnership, L.L.P. (“Clydesdale”), a Texas limited partnership of which the sole general partner is SCHM Investments, Inc. (“SCHM”); the sole shareholders of SCHM are Mr. Morris and his wife. The limited partners of Clydesdale are Mr. Morris, his wife and SCHM.

(6)	This amount includes 1,316,000 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days.

(7)	This amount includes 60,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(8)	This amount includes 120,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 6,000 shares of Common Stock held in the name of Sara B. Dike, Mr. Dike’s wife.

(9)	The amount includes 200,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(10)	This amount includes 200,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 6,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(11)	This amount includes 180,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(12)	This amount includes 287,600 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days.

(13)	This amount includes 126,260 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days.

(14)	This amount includes 251,200 shares subject to stock options and SARs that are currently exercisable or exercisable within 60 days.

ELECTION OF DIRECTORS

(Item 1)

On September 7, 1999, the Board of Directors adopted amendments to the Company’s bylaws classifying the Board of Directors into three (3) classes, as nearly equal in number as possible, each of whom would serve for three years, with one class being elected each year. The Board of Directors believes that the staggered three-year term of the classified Board of Directors helps assure the continuity and stability of management of the Company. This continuity and stability will result from the fact that with the classified Board of Directors, the majority of the directors at any given time will have prior experience as directors of the Company. The classified Board of Directors is also intended to protect shareholders’ rights in the event of an acquisition of control by an outsider which does not have the support of the Board of Directors.

In order to be elected, each nominee for director must receive at least the number of votes equal to the plurality of the shares represented at the meeting, either in person or by proxy. Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of the following named nominees to the Board of Directors.

Vacancies occurring on the Board may be filled by the Board of Directors upon recommendations of the Nominating and Corporate Governance Committee for the unexpired term of the replacement director’s predecessor in office.

The Board of Directors has selected the following nominees recommended by the Nominating and Corporate Governance Committee for election to the Board of Directors:

CLASS I — NOMINEES FOR TERMS EXPIRING IN 2009:

DANIEL E. BERCE, 52, has been a director since 1990. Mr. Berce has been President and Chief Executive Officer since August 2005. Mr. Berce served as President from April 2003 until August 2005. Mr. Berce was Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Mr. Berce is also a director of AZZ incorporated, a publicly held company that manufactures specialty electrical equipment and provides galvanizing services to the steel fabrication industry and Cash America International, Inc., a publicly held company that provides specialty financial services to consumers (“Cash America”).

JAMES H. GREER, 79, has been a director since 1990. Mr. Greer is Chairman of the Board of Greer Capital Corporation as well as Chairman of two companies involved in real estate and commercial real estate development and management. From 1985 to 2001, Mr. Greer served as Chairman of the Board of Shelton W. Greer Co., Inc., which engineers, manufactures, fabricates and installs building specialty products, and as Chairman of the Board of Vermiculite Products, Inc. Mr. Greer served as a director of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses, for 27 years, retiring from that position in 2005. Mr. Greer has 30 years of experience as a director with five different banking institutions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

CONTINUING DIRECTORS — CLASS II — Terms Expiring in 2007:

A.R. DIKE, 70, has been a director since 1998. Mr. Dike is the President and Chief Executive Officer of The Dike Company, Inc., a private insurance agency, and has been in such position since July 1999. Prior to July 1999, Mr. Dike was President of Willis Corroon Life, Inc. of Texas, and was in such position for more than five years. Mr. Dike previously served as a director for several insurance companies. Mr. Dike served as a director of JPMorgan Chase Bank of Tarrant County and its predecessor banks from 1977 though 1988 and currently serves as an advisory director. Mr. Dike is also a director of Cash America.

DOUGLAS K. HIGGINS, 56, has been a director since 1996. Mr. Higgins is a private investor and owner of Higgins & Associates and has been in such position since July 1994. Mr. Higgins served as the President and Chief Executive Officer of H&M Food Systems Company, Inc. from 1983 through 1994.

KENNETH H. JONES, JR., 71, has been a director since 1988. Mr. Jones, a private investor, retired as Vice Chairman of KBK Capital Corporation (“KBK”) (now known as Marquette Commercial Finance, Inc.), a non-bank commercial finance company, in December 1999. Mr. Jones had been Vice Chairman of KBK since January 1995. Prior to January 1995, Mr. Jones was a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and was with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years.

CONTINUING DIRECTORS — CLASS III — Terms Expiring in 2008:

CLIFTON H. MORRIS, JR., 71, has been a director since 1988. Mr. Morris has been Chairman of the Board since May 1988. Mr. Morris served as Chairman of the Board and Chief Executive Officer from May 1988 to July 2000 and from April 2003 to August 2005. Mr. Morris also served as President from May 1988 until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International.

JOHN R. CLAY, 58, has been a director since 2003. Mr. Clay was Chief Executive Officer of Practitioners Publisher Company, Inc., a leading publisher of accounting and auditing manuals for CPA firms, from 1979 to 1999. Mr. Clay has also served 12 years as a public accountant, first with Ernst & Ernst and later as a partner with Rylander, Clay & Opitz. Mr. Clay is a certified public accountant and has authored several accounting articles and financial publications.

Board Committees and Meetings

Standing committees of the Board include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee

As enumerated more fully in its charter, which may be accessed on the Company’s website at www.americredit.com, the Audit Committee’s principal responsibilities consist of the following:

•	Review and discuss with management and the independent registered public accounting firm the quarterly and annual financial statements, including disclosures made in management’s discussion and analysis.

•	Review and discuss with management and the independent registered public accounting firm the effect of any major changes to the Company’s accounting principles and practices, as well as the impact of any regulatory and accounting initiatives on the Company’s financial statements.

•	Review and discuss with management and the independent registered public accounting firm the effectiveness of management’s internal controls over the Company’s financial reporting process.

•	Oversee and review the performance of the Company’s internal audit function.

•	Review the qualifications, independence and performance of the independent registered public accounting firm annually and appoint or re-appoint the independent registered public accounting firm.

•	Review and discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•	Review and discuss summary reports from the Company’s compliance hotline, a toll-free number available to Company employees to make anonymous reports of any complaints or issues regarding the Company’s financial statements or accounting policies.

The Board has affirmatively determined that (i) all members of the Audit Committee are independent under the rules of the New York Stock Exchange and the Board’s Corporate Governance Guidelines, (ii) all members of the Audit Committee are financially literate, as the Board interpreted such qualifications in its business judgment and (iii) Mr. Clay qualifies as an audit committee financial expert as defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934, as amended. Members consist of Messrs. Clay, Dike, Greer and Jones. In fiscal 2006, the Audit Committee met eleven times and, pursuant to the authority delegated to him by the Audit Committee, Mr. Jones, Chairman of the Audit Committee, met with the Company’s independent registered public accounting firm several additional times. The “Report of the Audit Committee” is contained in this Proxy Statement beginning on page 22.

Compensation Committee

As enumerated more fully in its charter, which may be accessed on the Company’s website at www.americredit.com, the Compensation Committee’s principal responsibilities consist of the following:

•	Review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of these established goals and objectives and set the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.

•	Develop and lead the annual evaluation of the performance of the Company’s CEO.

•	Oversee and evaluate, based on input and recommendations from the CEO, the performance of and compensation structure (including salary, bonus and equity compensation) for the members of the Company’s executive management team.

•	Administer the Company’s employee stock option and other stock-based compensation plans, grant stock-based awards and amend and terminate stock options and other stock-based compensation plans.

•	Retain and terminate compensation consultants to evaluate the compensation of officers.

The Board has affirmatively determined that all members of the Compensation Committee are independent under the rules of the Securities Exchange Act of 1934, as amended, the New York Stock Exchange, the Internal Revenue Code and the Board’s Corporate Governance Guidelines. Members consist of Messrs. Clay, Greer, Higgins and Jones. In fiscal 2006, the Compensation Committee met seven times. The “Report of the Compensation Committee on Executive Compensation” is contained in this Proxy Statement beginning on page 15.

Nominating and Corporate Governance Committee

As enumerated more fully in its charter, which may be accessed on the Company’s website at www.americredit.com, the Nominating and Corporate Governance Committee’s principal responsibilities consist of the following:

•	Regularly review, monitor and, as appropriate, update the Corporate Governance Guidelines.

•	Develop qualification standards for Board membership.

•	Identify and recruit new candidates for the Board, develop a re-nomination review process for current Board members and develop a process to review director nominees received from shareholders.

•	Recommend director nominees to the Board for approval, who, if approved, will stand for election by the shareholders at the Annual Meeting.

•	Make recommendations to the Board with respect to committee assignments for Board members, including the chairmanships of the committees.

•	Develop and lead an annual process for self-assessment of the Board as a whole and for the committees.

•	Oversee CEO and executive succession planning at the Company, including the development of both short-term (i.e., emergency) succession plans and long-term succession plans, including leadership development planning.

•	Develop and regularly review a program for the orientation of new Board members, in conjunction with the Chairman of the Board, so that they can quickly become sufficiently knowledgeable about the Company to contribute meaningfully to Board discussions and decision-making.

•	Make recommendations to the Board with respect to directors’ compensation and to regularly review and, as appropriate, recommend revisions to directors’ compensation.

The Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee are independent under the rules of the New York Stock Exchange and the Board’s Corporate Governance Guidelines. Members consist of Messrs. Dike, Greer, Higgins and Jones. In fiscal 2006, the Nominating and Corporate Governance Committee met four times. Mr. Dike, as Chairman of this Committee, led the executive sessions of the independent directors held during every Board meeting.

The Board of Directors held five regularly scheduled meetings during the fiscal year ended June 30, 2006. Mr. Dike has been chosen by the independent directors to serve as the presiding director at executive sessions of the independent directors. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

Director Compensation

For the fiscal year ended June 30, 2006, members of the Board of Directors received a $24,000 annual retainer fee as well as a $4,000 fee for attendance at each meeting of the Board and members of committees of the Board of Directors were paid $1,500 per committee meeting. Additionally, the Audit Committee Chairman received a $4,000 annual retainer fee, and the Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman each received $3,000 annual retainer fees. During fiscal year 2006, no Board of Directors fees were paid to Messrs. Morris and Berce, the Company’s employee directors.

On November 2, 2005, the date of the Company’s 2005 Annual Meeting of Shareholders, options to purchase 20,000 shares of Common Stock were granted under the Second Amended and Restated 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. to each of Messrs. Clay, Dike, Greer, Higgins and Jones at an exercise price of $22.58 per share, an exercise price equal to the last reported sale price of the Common Stock on the New York Stock Exchange on the date of grant. These options, which vested in full six months after the date of grant, expire ten years after the date of grant.

As part of their director compensation, each outside director is allowed to make personal use of the Company’s aircraft for a maximum of 30 flight hours per year. The out-of-pocket expense to the Company for the personal use of the Company’s aircraft by outside Board members during fiscal 2006 is a follows: $49,667 for Mr. Clay; $56,266 for Mr. Dike; $95,200 for Mr. Higgins; and $56,634 for Mr. Jones. Mr. Greer did not use the Company’s aircraft in fiscal 2006.

Director Stock Ownership Guidelines

On April 27, 2004, the Board of Directors adopted stock ownership guidelines for each director as described in the Corporate Governance Guidelines. Each director is expected to own stock in the Company, having a value that, by the third anniversary of the adoption of the Corporate Governance Guidelines or his or her election to the Board, whichever is later, equals twice the director’s annual retainer then in effect. Presently, all of the directors own more than the minimum number of shares necessary to comply with the director stock ownership guidelines.

Corporate Governance

The Board of Directors has adopted a Code of Business Conduct and Ethics to govern the conduct of all of the officers, directors and employees of the Company. The Board has also adopted Corporate Governance Guidelines, which detail the functions, activities and administration of the Board and its Committees. In addition to the Amended and Restated Charter of the Audit Committee attached to this Proxy Statement as Appendix A, the Board has adopted charters for the Compensation Committee and for the Nominating and Corporate Governance Committee. The Code of Business Conduct and Ethics, Corporate Governance Guidelines and the Committee charters can be accessed on the Company’s website at www.americredit.com and are available in print to any shareholder who requests them.

The Company has a Disclosure Committee, comprised of senior executives, to design, establish and maintain the Company’s internal controls and other procedures with respect to the preparation of periodic reports filed with the Securities and Exchange Commission (the “SEC”), earnings releases and other written information that the Company will disclose to the investment community (the “Disclosure Documents”). The Disclosure Committee evaluates the effectiveness of the Company’s disclosure controls and procedures on a regular basis and maintains written records of the disclosure controls and procedures followed in connection with the preparation of the Disclosure Documents.

Director Independence

The Board of Directors has determined that, with the exception of Messrs. Morris and Berce, all of its directors, including all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees, are “independent” as defined by the listing standards of the New York Stock Exchange currently in effect and all applicable rules and regulations of the SEC. Messrs. Morris and Berce are not independent because of the following:

—	Mr. Morris is Chairman of the Board of the Company.

—	Mr. Berce is President and Chief Executive Officer of the Company.

No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareholder or partner of an organization that has a relationship with the Company. In making its determination, the Board observes all criteria for independence established by the rules of the SEC and the New York Stock Exchange. In addition, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.

Procedures for Contacting Directors

Shareholders and other interested parties who wish to communicate with the Board, including the presiding director of the non-management directors as a group, may do so by writing to AmeriCredit Corp., Board of Directors (or Chairman of the Nominating and Corporate Governance Committee, committee name or director’s name, as appropriate), 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and have directed the Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees are to be forwarded to the Chairman of the Nominating and Corporate Governance Committee. Communications that relate to matters that are within the responsibility of one of the Committees are also to be forwarded to the Chairman of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities are to be sent to the appropriate officer within the Company for review and investigation as appropriate. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management director who wishes to review them.

Director Nomination Process

In exploring potential candidates for directors, the Nominating and Corporate Governance Committee considers individuals recommended by members of the Nominating and Corporate Governance Committee, other directors, members of management, and shareholders. The Committee is advised of all nominations that are submitted to the Company and determines whether it will further consider the candidates using the criteria described below.

In determining the qualifications for members of the Board of Directors, the Nominating and Corporate Governance Committee will consider the following characteristics, as outlined in the Board’s Corporate Governance Guidelines:

Integrity and Accountability — Character is the primary consideration in nominating and evaluating an AmeriCredit Board member. Directors should demonstrate high ethical standards and integrity in their business and personal dealings, and be willing to act on, and remain accountable for their boardroom decisions.

Informed Judgment — Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues. Directors should possess a high degree of intelligence, demonstrate prudent judgment and an awareness of the impact of their decisions on shareholders and other stakeholders.

Financial Literacy — Directors should possess the ability to read and understand a balance sheet, income statement and cash flow statement and understand the use of financial ratios and other indices of financial performance.

Mature Confidence — Directors should have the ability to work effectively as part of a team, valuing Board and team performance over individual performance. Openness to other opinions and willingness to listen are as important as the ability to communicate persuasively. Board members should work with each other responsibly, assertively and supportively and raise tough questions in a manner that encourages open discussion. The working relationship between members of the Board and between the Board and management should be characterized by mutual respect.

Innovation — Directors should have the ability to provide counsel to management in developing creative solutions to problems facing the Company and in identifying innovative opportunities that can benefit the Company and its shareholders.

Commitment — Directors should have commitment as demonstrated not only by attendance at Board meetings but by evident preparation and thoughtful participation in Board discussions, willingness to participate in urgent Board discussions on short notice, when applicable, and to be accessible to the Company’s senior management and other Board members, as necessary, outside of Board meetings.

Diversity — The ability to provide different perspectives on issues presented to the Board. Diversity inclusive of race, gender, culture, thought and geography helps insure that different perspectives are presented.

After the Nominating and Corporate Governance Committee has completed its evaluation, it presents its recommendation to the full Board for its consideration and approval. In presenting its recommendation, the Committee also reports on other candidates, if any, who were considered but not selected.

Shareholders may nominate director nominees for consideration by writing to the Secretary of the Company at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102 and providing the nominee’s name, biographical data and qualifications. In order to be considered by the Nominating and Corporate Governance Committee with respect to nominees for the 2007 Annual Meeting of Shareholders, prospective nominee recommendations must be received by the Secretary no later than August 27, 2007 and no earlier than July 27, 2007.

Policy on Attendance at Annual Meeting of Stockholders

The Company does not have a stated policy, but encourages its directors to attend each annual meeting of shareholders. The Company may consider in the future whether it should adopt a more formal policy regarding director attendance at annual meetings. At the 2005 Annual Meeting of Shareholders held on November 2, 2005, four of the five directors were present and in attendance.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the SEC. No executive officer of the Company served during fiscal 2006, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or the Company’s Compensation Committee.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following sets forth information concerning the compensation of Named Executive Officers for the fiscal years shown.

	Fiscal Year	Annual Compensation			Long-Term Compensation
Name and Principal Position		Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Shares of Common Stock Underlying Options/SARs (#)(3)	All Other Compensation ($)(4)
Clifton H. Morris, Jr.	2006	890,959	1,575,000	148,703	—	9,450
Chairman of the Board	2005	800,000	1,400,000	78,874	160,000	23,403
	2004	800,000	1,570,000	73,022	66,000	24,604

Daniel E. Berce	2006	931,918	1,662,500	266,383	—	11,308
President and	2005	750,000	1,312,500	50,610	160,000	10,485
Chief Executive Officer	2004	750,000	1,471,875	46,321	66,000	10,689

Preston A. Miller	2006	444,110	590,625	—	—	9,973
Executive Vice President,	2005	419,049	557,813	—	80,000	9,837
Chief Operating Officer — Originations	2004	400,033	588,799	—	—	9,791

Mark Floyd	2006	444,110	590,625	—	—	10,620
Executive Vice President,	2005	419,049	557,813	—	80,000	10,602
Chief Operating Officer — Servicing	2004	400,033	588,799	—	—	10,791

Chris A. Choate	2006	394,110	525,000	—	—	10,296
Executive Vice President,	2005	366,662	492,188	—	80,000	9,873
Chief Financial Officer and Treasurer	2004	340,020	500,467	—	—	10,421

(1)	This reflects bonuses earned during fiscal 2004, 2005 and 2006, respectively. Bonuses were paid during the next fiscal year.

(2)

For fiscal 2006, this column includes perquisites provided to Messrs. Morris and Berce that may include club dues, personal use of the Company’s aircraft or costs of supplemental life insurance. In some cases, the nature, level and types of perquisites are provided for in Company policy or employment agreements. Under the Company’s policy adopted by the Board for business and personal use of the Company’s aircraft, the Chairman and CEO are eligible to use the Company’s aircraft for personal purposes. Mr. Morris is allowed to make personal use of the Company’s aircraft for a maximum of 65 flight hours per fiscal year, and Mr. Berce is allowed to make personal use of the Company’s aircraft for a maximum of 60 flight hours per fiscal year. The value of the personal usage of the Company’s aircraft is added to the Chairman’s and CEO’s income based on the standard industry fare level (“SIFL”) valuation method. The out-of-pocket expense to the Company for the personal use of the Company’s aircraft by Messrs. Morris and Berce during fiscal 2006 is a follows: $141,974 for Mr. Morris and $68,285 for Mr. Berce. The Company and Messrs. Morris and Berce respectively entered into a dry lease arrangement under which Messrs. Morris and Berce will make lease payments to the Company for his respective personal use of the Company’s aircraft in the event Messrs. Morris or Berce exceed the maximum hours of personal usage during each fiscal year. For fiscal 2006, Messrs. Morris and Berce did not exceed their respective hours of personal usage of the Company’s aircraft. In 1996, the Company entered into split-dollar life insurance agreement for Mr. Berce and his estate. The policy provided for aggregate death benefits of approximately $1,900,000 to Mr. Berce’s beneficiaries. Because of the uncertainty created by the provisions of the Sarbanes-Oxley Act prohibiting certain loans to executive offices, Mr. Berce terminated the split-dollar life insurance policy agreement in fiscal 2003 and the Company became the sole beneficiary of the policy. Based upon market prices for replacement insurance and its review of other options for this policy in fiscal 2006, the Compensation Committee authorized the Company to sell the policy to Mr. Berce for $346,583, the value of cumulative premium payments previously paid by the Company on the policy, and authorized a one-time bonus of $128,983 to Mr. Berce for the difference between the net surrender value of the policy and the accumulated premium payments and the federal income taxes associated with the transaction. In addition, the Compensation Committee authorized the payment of an annual bonus to reimburse Mr. Berce for the future premium payments on the policy and the related federal income taxes. In fiscal 2006, this amount was $60,617.

(3)	Awards of performance-based restricted stock units made during fiscal 2006 are set forth in the following table, “Long-Term Incentive Plans — Awards in Last Fiscal Year.”

(4)	The amounts disclosed in this column for fiscal 2006 include: (a) Company contributions to 401(k) retirement plans in the amount of $9,450 for each Named Executive Officer; and (b) payment by the Company of premiums for term life insurance on behalf of Mr. Berce, $1,858; Mr. Miller, $523; Mr. Floyd, $1,170; and Mr. Choate, $846.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table shows all individual grants of performance-based restricted stock units (“RSUs”) to the Named Executive Officers of the Company during the fiscal year ended June 30, 2006.

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout (2)	Estimated Future Payouts Under Non-Stock Price-Based Plans (1)
Name and Principal Position			Threshold (#)	Target (#)	Maximum (#)
Clifton H. Morris, Jr.	80,000	3 Years	56,000	80,000	104,000
Chairman of the Board

Daniel E. Berce	80,000	3 Years	56,000	80,000	104,000
President and
Chief Executive Officer

Preston A. Miller	40,000	3 Years	28,000	40,000	52,000
Executive Vice President,
Chief Operating Officer — Originations

Mark Floyd	40,000	3 Years	28,000	40,000	52,000
Executive Vice President,
Chief Operating Officer — Servicing

Chris A. Choate	40,000	3 Years	28,000	40,000	52,000
Executive Vice President,
Chief Financial Officer and Treasurer

(1)	On May 31, 2006, the Compensation Committee approved awards of RSUs settleable in shares for certain key employees, including each of the Company’s executive team which includes the Named Executive Officers and Mr. Steven P. Bowman, the Company’s Executive Vice President, Chief Credit and Risk Officer. Each RSU consists of the right to receive one (1) share of Common Stock of the Company, if pre-established earnings per share targets are attained. The grant of the RSUs will vest on a schedule of one-third (1/3) on the date that the Compensation Committee certifies that the fiscal 2007 earnings per share targets were achieved, one-third (1/3) on the date that the Compensation Committee certifies that the fiscal 2008 earnings per share targets were achieved, and one-third (1/3) on the date that the Compensation Committee certifies that the fiscal 2009 earnings per share targets were achieved (each date, a “Determination Date”). On each Determination Date, the actual number of RSUs to vest will be determined, up to a maximum number, based upon the achievement of earnings per share targets set on the date of the grant. No RSUs will vest in a year in which the threshold earnings per share target is not met.

(2)	The RSUs will vest over the fiscal 2007-2009 performance periods; however, the agreements regarding the RSUs provide that the shares of Common Stock underlying the RSUs will not be distributable to the Named Executive Officer until the earlier to occur of (i) five (5) years from the date of the grant, or (ii) the date of a change in control (as defined in the Second Amended and Restated 2000 Limited Omnibus and Incentive Plan), the Named Executive Officer’s death or disability, or the date of the Named Executive Officer’s separation from employment.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

Shown below is information with respect to the Named Executive Officers regarding option exercises during the fiscal year ended June 30, 2006, and the value of unexercised options/SARs held as of June 30, 2006.

Name and Principal Position	Shares Acquired on Exercise (#)	Value Realized ($)	Shares of Common Stock Underlying Unexercised Options/ SARs at FY-End Exercisable/ Unexercisable (#)	Value of Unexercised In-the-Money Options/ SARs at FY-End Exercisable/ Unexercisable ($)(1)
Clifton H. Morris, Jr.	—	—	1,716,000/120,000	27,678,420/466,800
Chairman of the Board

Daniel E. Berce	500,000	9,829,387	1,616,000/120,000	26,086,420/466,800
President and Chief Executive Officer

Preston A. Miller	30,000	682,514	287,600/60,000	4,064,471/233,400
Executive Vice President,
Chief Operating Officer — Originations

Mark Floyd	99,540	1,689,101	126,260/60,000	1,296,327/233,400
Executive Vice President,
Chief Operating Officer — Servicing

Chris A. Choate	—	—	251,200/60,000	3,441,726/233,400
Executive Vice President, Chief Financial Officer and Treasurer

(1)	Values stated are pre-tax, net of cost and are based upon the closing price of $27.92 per share of the Company’s Common Stock on the NYSE on June 30, 2006, the last trading day of the fiscal year.

Report of the Compensation Committee on Executive Compensation

During fiscal 2006, the Compensation Committee of the Board of Directors (the “Committee”) was comprised of Messrs. Clay, Greer, Higgins and Jones. The Committee is responsible for all elements of the total compensation program for executive officers and senior management personnel of the Company, including equity incentive grants and the administration of other incentive programs.

Pursuant to the plan of succession for the Chief Executive Officer overseen by the Nominating and Corporate Governance Committee and the Board of Directors, Mr. Morris was succeeded by Mr. Berce as Chief Executive Officer, effective as of August 3, 2005. Mr. Morris continues to serve as the Company’s Chairman.

Compensation Philosophy

The objectives of the Company’s compensation strategy remain as follows: (i) to attract and retain the best possible executive talent, (ii) to motivate its executives to achieve the Company’s goals, (iii) to link executive and shareholder interests and (iv) to provide a compensation package that appropriately recognizes both individual contributions and achievement of corporate objectives.

In furtherance of these objectives, a nationally recognized compensation consultant has been retained to assist the Committee in its periodic reviews of the Company’s compensation provided to executive officers. The consultant utilizes nationwide survey data that tracks compensation trends of comparable financial services companies with respect to the level and composition of officers’ compensation. The Committee believes the data covers the Company’s most direct competition for executive talent.

Components of Compensation of Named Executive Officers in Fiscal 2006

Compensation paid to the Company’s Named Executive Officers in fiscal 2006 consisted of the following: base salary, annual bonus and long-term incentive awards.

Base Salary

Base salaries for all employees, including the Company’s Named Executive Officers, are based upon an evaluation of their responsibilities, an assessment of their performance and market comparisons from compensation surveys. Changes in base salary for the Named Executive Officers, as well as for all Company employees, depend upon projected changes in the external market as well as the individual’s contributions to the Company’s corporate performance.

Employment agreements have been entered into between the Company and each of the Named Executive Officers. All of these employment agreements, which are described in greater detail elsewhere in this Proxy Statement, provide for a certain minimum annual base salary with salary increases, bonuses and other incentive awards to be made at the discretion of this Committee.

Mr. Berce was named President on April 22, 2003, and on August 3, 2005 he was promoted to President and Chief Executive Officer. In connection with this promotion, the Committee on August 3, 2005 increased Mr. Berce’s base salary by $200,000 to $950,000. Also on August 3, 2005, the Committee increased Mr. Morris’ base salary by $100,000 to $900,000. These were the first base salary increases for Messrs. Morris and Berce since July 2003.

Effective September 24, 2005, the Committee authorized a base salary increase of $25,000 for Mr. Miller, to $450,000, $25,000 for Mr. Floyd, to $450,000, and $25,000 for Mr. Choate, to $400,000. As of the Record Date, the Committee has not authorized any base salary increases in fiscal 2007 for Messrs. Miller, Floyd and Choate, although such increases may be authorized later in the fiscal year.

The Committee believes, based on the analysis performed by the compensation consultant, that the base salaries of the Named Executive Officers are generally competitive at the median salary ranges observed at comparable companies, but are somewhat lower than the 75th percentile that the Committee has historically used as an objective benchmark.

Annual Bonus

For the Named Executive Officers, annual bonus awards are made pursuant to the Senior Executive Bonus Plan (the “Bonus Plan”) which is designed to qualify awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Bonus Plan was adopted by the Committee in August 2004, approved by the Board in September 2004 and approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders. For fiscal 2006, the Bonus Plan provided for bonus opportunities pursuant to a formula based on the Company’s achievement of certain financial and operating objectives, including, among other targets, earnings, return on assets, originations volume and collection performance metrics.

Under the Bonus Plan, the target bonus opportunity for fiscal 2006 for the CEO and the other Named Executive Officers was between 75% and 100% of base salary and the maximum bonus opportunity was between 150% and 200%. Based on the Company’s success in achieving superior financial and operating performance in fiscal 2006, the CEO and the other Named Executive Officers received annual incentive awards equal to between approximately 131% and 175% of their base salary. In August 2006, the Committee certified the achievement of the performance goals applicable to each Named Executive Officer for fiscal 2006 in accordance with the Bonus Plan.

For fiscal 2007, the Committee is considering adopting a bonus plan that is structurally similar to the bonus plan adopted for fiscal 2006, in that the fiscal 2007 plan contains a formula-based approach that rewards the CEO and the other Named Executive Officers for the achievement of both financial and operating performance in excess of certain predefined targets. However, as of the Record Date, no such bonus plan for fiscal 2007 has been formally approved by the Committee.

The Committee believes, based on the analysis performed by the compensation consultant, that the target bonus opportunities provided to the CEO and the Named Executive Officers (between 75% and 100% of base salary) are generally competitive at the market median, but are lower than the 75th percentile of target bonus opportunities observed at comparable companies. This means that the Company’s total cash compensation (base salary plus targeted bonus opportunity) for its top executive officers is generally competitive at the market median, but is lower than the 75th percentile of total cash compensation observed at comparable companies. As noted above, the Committee’s historical objective has been to target total cash compensation at approximately the 75th percentile of comparable companies, in order to retain and reward executive management.

Long-Term Incentive Award

On May 31, 2006, the Committee made long-term incentive compensation awards to the Named Executive Officers (and to Mr. Steven P. Bowman, the Company’s Executive Vice President, Chief Credit and Risk Officer), in the form of performance-based Restricted Stock Units (“RSUs”) for the fiscal 2007-2009 performance period. The target number of RSUs that may be earned by each of Messrs. Morris and Berce is 80,000 RSUs and by each of Messrs. Miller, Floyd, Choate and Bowman is 40,000 RSUs. The number of RSUs that may ultimately vest will depend on the Company’s achievement of pre-established performance earnings per share targets over fiscal 2007-2009. The Committee must certify that these targets were attained prior to any vesting of the RSUs. No RSUs will vest in a year in which the threshold earnings per share target is not met. Moreover, the agreements regarding the RSUs provide that the shares of Common Stock underlying the RSUs will not be distributable to the Named Executive Officer until the earlier to occur of (i) five (5) years from the date of the grant, or (ii) the date of a change in control (as defined in the Second Amended and Restated 2000 Limited Omnibus and Incentive Plan), the Named Executive Officer’s death or disability, or the date of the Named Executive Officer’s separation from employment. The “Long-Term Incentive Plans—Awards in Last Fiscal Year” table on page 13 summarizes the RSUs granted to the Named Executive Officers in fiscal 2006.

The Committee believes that the use of RSUs, structured as described above, links executive interests to enhancing shareholder value and enhances the retentive value of the Company’s equity compensation program. In addition, the Committee believes that the inclusion of a performance-based component to such awards further aligns shareholders and executive officer interests.

Other Compensation Plans

The Company maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

Perquisites

The Named Executive Officers also receive perquisites that the Committee believes are reasonable, competitive and consistent with the Company’s executive compensation program. In some cases, the nature, level and types of perquisites are provided for in Company policy or employment agreements. These perquisites may include club dues, personal use of the Company’s aircraft or costs of supplemental life insurance. During fiscal 2006, Mr. Morris and Mr. Berce were allowed to use the Company’s aircraft for personal travel for up to 65 hours and 60 hours, respectively. For fiscal 2006, Messrs. Morris and Berce did not exceed their respective hours of personal usage of the Company’s aircraft. No other executive officer of the Company may use the Company’s aircraft for personal travel.

Stock Ownership Guidelines for Executive Officers

The Board of Directors has adopted stock ownership guidelines that are designed to encourage the accumulation of the Company’s stock by its executive officers. The guidelines, stated as a multiple of executives’ base salaries and the minimum number of shares that must be owned by executive officers, are as follows:

Position	Base Salary Multiple	Number of Shares To Be Directly Owned
Chairman, Chief Executive Officer and President	4X	150,000
Chief Financial Officer, Chief Operating Officers and Chief Credit and Risk Officer	3X	60,000

The recommended time period for reaching the above guidelines is the later of (i) December 31, 2005, (ii) five years from date of hire, (iii) three years from date of promotion to an executive officer position or (iv) three years from the date an executive officer receives a promotion that requires a higher base salary multiple. These guidelines are subject to periodic review to ensure that the levels are appropriate. Shares of the Company’s stock directly owned by an executive officer and shares owned by an executive officer through the Company’s 401(k) and employee stock purchase programs constitute qualifying ownership. Shares of restricted stock granted to an executive officer, whether or not vested, would also qualify. Stock options or stock appreciation rights are not counted towards compliance with the guidelines. The Committee will review the progress of each executive officer toward compliance with the guidelines and, in the event an officer is not making satisfactory progress, the Committee may reduce prospective equity incentive grants to such officer. Presently, all of the Named Executive Officers except for Mr. Floyd own more than the minimum number of shares necessary to comply with the stock ownership guidelines.

Fiscal 2006 Compensation of CEO

In connection with a previously existing plan of succession, Mr. Berce was appointed Chief Executive Officer effective August 3, 2005, succeeding Mr. Morris. Mr. Morris continues to serve as Chairman of the Company and, in such capacity, actively participates in the development of the Company’s strategies and other corporate matters.

In fiscal 2006, the Company’s performance, by almost any measure, was strong. Net income was $306 million, an increase of 7% over the previous year. Due to successful ongoing execution of the Company’s stock repurchase program – pursuant to which $1 billion in excess capital has been redeployed since 2004 – earnings per share increased 20% in fiscal 2006 over fiscal 2005. The Company originated $6.2 billion in automobile receivables in fiscal 2006 compared to $5 billion in fiscal 2005, an increase of 23%, and managed automobile receivables increased to $12.2 billion at June 30, 2006 from $11.0 billion at June 30, 2005. Credit results improved, with net losses declining to 5.2% in fiscal 2006 compared to 5.7% for fiscal 2005. In addition, under Mr. Berce’s leadership in fiscal 2006, the Company successfully completed the acquisition of Bay View Acceptance Corporation and commenced automobile originations in Canada.

During fiscal 2006, Mr. Berce’s base salary, as described above, was increased from $750,000 per year to $950,000 per year. As noted above, the Committee believes that Mr. Berce’s base salary is generally competitive at the market median but is less than the Committee’s 75th percentile objective. As discussed above, the Committee believes that the cash bonus of $1,662,500 paid to Mr. Berce under the Bonus Plan for fiscal 2006 reflects Mr. Berce’s and the Company’s superior performance against financial and operating objectives established at the beginning of fiscal 2006. On May 31, 2006, the Committee made an award of 104,000 performance-based RSUs to Mr. Berce. The Committee believes, as confirmed by the compensation consultant, that annual grants of long-term incentive awards are an appropriate component of the CEO’s compensation package. The Committee considers Mr. Berce’s total compensation package in fiscal 2006 to be appropriate given the Company’s successful attainment of the targeted goals and objectives established for fiscal 2006 and his continued commitment to position the Company for future success and growth.

DOUGLAS K. HIGGINS (CHAIRMAN)

JOHN R. CLAY

JAMES H. GREER

KENNETH H. JONES, JR.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report and the Performance Graphs on pages 20 and 21, shall not be incorporated by reference into any such filings.

Certain Agreements

Employment Contracts, Termination of Employment and Change-in Control Arrangements

The Company has entered into employment agreements with all of its Named Executive Officers. These agreements, as amended and restated in fiscal 2006, contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by the Compensation Committee, subject to the following minimum annual compensation: Mr. Morris, $900,000; Mr. Berce, $950,000; Mr. Miller, $450,000; Mr. Floyd, $450,000; and Mr. Choate, $400,000. Included in the agreement for Messrs. Morris and Berce is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years from the date on which he ceased to be employed as a result of a termination for due cause, termination of his employment by the Company at any time for any reason whatsoever, even without due cause, or voluntary termination unless such voluntary termination occurs within twelve months after a “change in control” (as that term is defined in the employment agreements in accordance with Section 409A of the Internal Revenue Code). Included in the agreement for Messrs. Miller, Floyd and Choate is a similar covenant of the employee not to compete with the Company during the term of his employment and for a period of one year thereafter. The employment agreements for Messrs. Morris and Berce provide that if the employee is terminated by the Company other than for cause, or in the event the employee resigns or is terminated other than for cause within twelve months after a “change in control” of the Company, the Company will pay to the employee the remainder of his current year’s salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years’ salary. The employment agreements for Messrs. Miller, Floyd and Choate provide that, in the event of a termination or resignation under the circumstances described in the immediately preceding sentence, the Company will pay to Messrs. Miller, Floyd and Choate, as the case may be, an amount equal to one year’s salary other than in connection with a “change in control;” the severance benefits for Messrs. Miller, Floyd and Choate in connection with a “change in control” are substantially identical to the benefits provided to Messrs. Morris and Berce. For all Named

Executive Officers other than Messrs. Morris and Berce, “salary” includes the annual rate of compensation immediately prior to the “change in control” plus the average annual cash bonus for the immediately preceding three-year period. For Messrs. Morris and Berce, “salary” includes the highest annual rate of compensation plus the highest annual cash bonus or other incentive payment provided in any of the seven fiscal years preceding the year in which a “change of control” occurs. Certain provisions of the employment agreements may be subject to Section 409A of the Internal Revenue Code. Accordingly, the agreements may be modified in order to comply with the requirements of Section 409A of the Internal Revenue Code and related guidance.

In addition to the employment agreements described above, the terms of all stock options, SARs and RSUs granted to the Named Executive Officers provide that such options, such SARs and such RSUs will become immediately vested and exercisable upon the occurrence of a “change in control” as defined in such agreements evidencing such grants.

The provisions and terms contained in these employment, stock option, SARs and RSUs agreements could have the effect of increasing the cost of a “change in control” of the Company and possibly delay or hinder such a change in control.

Performance Graphs

The following performance graphs present cumulative shareholder returns on the Company’s Common Stock for the five and three years ended June 30, 2006. In the five-year performance graph, the Company is compared to (i) the S&P 500 and (ii) the S&P Consumer Finance Index. In 2001, S&P split the S&P Financial Index into the S&P Consumer Finance Index and the S&P Diversified Financial Services Index. In the three-year performance graph, which reflects the performance of the Company’s stock price since the implementation of a revised operating plan in fiscal 2003, the Company is compared to (i) the S&P 500 and (ii) the S&P Consumer Finance Index. Each Index assumes $100 invested at the beginning of the measurement period and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

The data source for the graphs is Hemscott Inc., an authorized licensee of S&P.

Comparison of Cumulative Shareholder Return 2001-2006

	June 2001	June 2002	June 2003	June 2004	June 2005	June 2006
AmeriCredit Corp.	$100.00	$53.99	$16.46	$37.59	$49.09	$53.74
S&P 500	$100.00	$82.01	$82.22	$97.93	$104.12	$113.11
S&P Consumer Finance	$100.00	$77.04	$71.59	$88.71	$96.99	$106.78

Comparison of Cumulative Shareholder Return 2003-2006

	June 2003	June 2004	June 2005	June 2006
AmeriCredit Corp.	$100.00	$228.42	$298.25	$326.55
S&P 500	$100.00	$119.11	$126.64	$137.57
S&P Consumer Finance	$100.00	$123.90	$135.47	$149.14

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports of ownership and changes of ownership with the SEC. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended June 30, 2006, all filing requirements applicable to its executive officers and directors were met except a disposition by Mr. Choate of 1,000 shares to a charitable gift trust on December 27, 2005 that was not reported until December 30, 2005.

Related Party Transactions

When customers default on automobile loans, the Company uses the services of independent contractors for the recovery and repossession of the financed vehicles. These independent contractors are selected from a group of qualified agencies with whom the Company maintains ongoing relationships. The Company uses the services of more than 250 different agencies. During fiscal 2006, the Company engaged Texas Expeditors of Dallas/Fort Worth, LP (“Expeditors of DFW”), a Texas limited partnership, Texas Expeditors of San Antonio, LP (“Expeditors of San Antonio”), a Texas limited partnership, and Texas Expeditors of Houston, LP (“Expeditors of Houston”), a Texas limited partnership, as three of its vehicle recovery agencies. These recovery agencies are controlled by Mr. Clifton H. Morris, III, an adult son of Mr. Clifton H. Morris, Jr., Chairman of the Board of the Company. A per vehicle payment is made pursuant to a fee schedule submitted by Expeditors of DFW, Expeditors of San Antonio and Expeditors of Houston for each recovery, repossession or other service performed. The Company considers the fees charged by these companies to be competitive and reasonable. During fiscal 2006, payments of $749,043, $315,997 and $709,871 were made by the Company to Expeditors of DFW, Expeditors of San Antonio and Expeditors of Houston, respectively. In fiscal 2006, the Nominating and Corporate Governance Committee, consisting entirely of independent directors, reviewed the Company’s relationship with these three agencies.

In 1996, the Company entered into split-dollar life insurance agreement for Mr. Berce and his estate. The policy provided for aggregate death benefits of approximately $1,900,000 to Mr. Berce’s beneficiaries. Because of the uncertainty created by the provisions of the Sarbanes-Oxley Act prohibiting certain loans to executive offices, Mr. Berce terminated the split-dollar life insurance policy agreement in fiscal 2003 and the Company became the sole beneficiary of the policy. Based upon market prices for replacement insurance and its review of other options for this policy in fiscal 2006, the Compensation Committee authorized the Company to sell the policy to Mr. Berce for $346,583, the value of cumulative premium payments previously paid by the Company on the policy, and authorized a one-time bonus of $128,983 to Mr. Berce for the difference between the net surrender value of the policy and the accumulated premium payments and the federal income taxes associated with the transaction. In addition, the Compensation Committee authorized the payment of an annual bonus to reimburse Mr. Berce for the future premium payments on the policy and the related federal income taxes. In fiscal 2006, this amount was $60,617.

Ratification of selection of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has not yet selected the independent registered public accounting firm for the Company to audit its consolidated financial statements for the fiscal year ending June 30, 2007. Shareholder ratification is not required for the selection of the Company’s independent registered public accounting firm, since the Audit Committee has the sole responsibility for selecting the Company’s independent registered public accounting firm. Nonetheless, the selection has in the past been submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. Since the Audit Committee has not completed the process of making its selection, the Audit Committee is not submitting an independent registered public accounting firm to the shareholders for ratification this year.

Report of the Audit Committee

The Audit Committee is comprised of four directors, each of whom meets the independence and experience requirements of the SEC and the New York Stock Exchange. The members of the Audit Committee are Messrs. Clay, Dike, Greer and Jones. The Audit Committee acts pursuant to a written charter last revised and adopted by the Board of Directors effective August 7, 2006, a copy of which is attached as Appendix A to this Proxy Statement. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held eleven meetings in fiscal 2006 to review the Company’s financial results, the status of the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and other relevant accounting, auditing and disclosure matters. The Audit Committee plans to meet a minimum of six times in fiscal 2007, including quarterly meetings in executive sessions with the independent registered public accounting firm, the senior internal audit executive and senior management.

The Board of Directors has determined that each member of the Audit Committee is financially literate, as the Board interpreted such qualifications in its business judgment, and that Mr. Clay has the qualifications and experience necessary to serve as an “audit committee financial expert,” as defined by the rules of the SEC. No Audit Committee member serves on the audit committees of three public companies.

Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company’s independent registered public accounting firm, system of internal control and financial reporting process on behalf of the Board of Directors. In this regard, the Audit Committee helps to ensure independence of the Company’s independent registered public accounting firm, the integrity of management and the adequacy of disclosure to shareholders. Representatives of the independent registered public accounting firm, as well as employees in the Company’s internal audit, accounting and financial management departments have unrestricted access to the Audit Committee.

In accordance with SEC policies regarding auditor independence, the Audit Committee has established a policy to pre-approve all audit and permitted non-audit services within the categories of Audit, Audit-Related Services, Tax Services and All Other Services. The Audit Committee pre-approves the services provided by the independent registered public accounting firm within each category, as well as the fees associated with such services. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those circumstances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to a subcommittee of the Audit Committee (consisting of one or more members, including the Chairman of the Audit Committee acting alone), when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of the Chairman or any subcommittee to grant pre-approvals shall be presented to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by PricewaterhouseCoopers LLP to the Company for fiscal 2006 and 2005 were pre-approved by the Audit Committee.

The Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended June 30, 2006 with management and the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for expressing an opinion on the Company’s audited consolidated financial statements, in conformity with accounting principles generally accepted in the United States, for expressing an opinion on management’s assessment that the Company maintained effective internal control over financial reporting as of June 30, 2006, and for expressing an opinion of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2006, all in accordance with the standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm also discussed with the Audit Committee the quality of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the consolidated financial statements, significant internal control matters and the results of the fiscal 2006 audit and all other matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Audit Committee received, reviewed and discussed the written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and discussed the independent registered public accounting firm’s independence with the independent registered public accounting firm. Based on the preceding review and discussions contained in this paragraph, the Audit Committee determined that the audited consolidated financial statements for the fiscal year ended June 30, 2006 should be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

KENNETH H. JONES, JR. (CHAIRMAN)

JOHN R. CLAY

A.R. DIKE

JAMES H. GREER

Audit Fees

During fiscal year 2005 and 2006, PricewaterhouseCoopers LLP provided various services to the Company. The aggregate fees for each of the following types of services are set forth below:

	Amounts
Description	Fiscal 2005	Fiscal 2006
Audit Services (1)	$1,147,000	$1,240,400
Audit-Related Services (2)	$459,300	$474,471
Tax Services (3)	$86,551	$0
All Other Services (4)	$13,000	$12,800
Total Fees	$1,705,851	$1,727,671

(1)	Audit Services include the annual financial statement audit (including quarterly reviews, subsidiary audits and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on the Company’s consolidated financial statements). Audit Services included fees for professional services to perform the attestation required by the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations.

(2)	Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. Audit-Related Services include, among other things, agreed-upon procedures and other services pertaining to the Company’s securitization program and other credit facility reviews; and accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services.”

(3)	For fiscal 2005, Tax Services include tax services related to tax compliance and related advice.

(4)	All Other Services are fees for products and services other than those in the three categories above. All Other Services include subscription fees.

The Audit Committee has determined that the provision of services covered by the preceding paragraphs is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

STOCKHOLDER PROPOSAL RELATING TO

THE ELECTION OF DIRECTORS BY MAJORITY VOTE

(Item 2)

The following proposal was submitted by the Massachusetts State Carpenters Pension Fund, 350 Fordham Road, Wilmington, Massachutes 01887, which owns 2,000 shares of AmeriCredit Common Stock. The proposal has been included verbatim as it was received by us.

Resolved: That the shareholders of AmeriCredit Corp. (“Company”) request that the Board of Directors implement a majority vote policy by taking the following actions:

1.	Initiate the appropriate process to amend the Company’s governance documents (articles of incorporation or bylaws) to establish a majority vote standard that provides that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders;

2.	Retain a plurality vote standard for director elections in which the number of director nominees exceeds the number of board seats;

3.	Establish post-election policies and procedures to address the status of any director nominee that fails to be elected; and

4.	Disclose the post-election policies in the proxy statement.

Supporting Statement:

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard as permitted by Texas corporate law. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well suited for the vast majority of director elections in which only board nominated candidates are on the ballot. In contested elections, in which shareholders have a choice among competing candidates, the current plurality vote system is effective. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards.

Under Texas law, if a majority vote standard were in place, an incumbent director that fails to receive a majority vote would not be elected, but would continue to hold office “until his successor shall have been elected and qualified.” That is, an incumbent director that fails to be elected continues to hold office as a “holdover” director. These potential election outcomes highlight the need for boards to develop post-election policies and procedures that might include the following elements:

•	A clear timetable for all decision-making regarding a nominee’s status.

•	A process for determining a nominee’s status that is managed by the independent directors and that excludes the nominee in question.

•	A range of outcomes that would be considered concerning the nominee (e.g., accept resignation offer, retain the director with restrictions, address the underlying cause of the votes against, etc.)

•	Prompt disclosure (via SEC filing) of the final decision regarding the nominee’s status and a full explanation of how the decision was reached.

We note that in response to strong shareholder support for a majority vote standard, a number of companies, while maintaining the plurality standard, have adopted director resignation policies that purport to address the status of elected board nominees that receive a majority of “withhold” votes. We believe that these director resignation policies, since they use a plurality vote standard, are wholly inadequate responses to the call for adoption of a majority vote standard.

Position of the Board of Directors

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The implementation of a majority vote standard has complex consequences that have made such proposals the subject of considerable current debate among corporate governance experts. There is significant disagreement and uncertainty concerning the consequences of adopting such a proposal and the exact form that such a proposal should take, if adopted. Your Board is cautious about making a fundamental change to our corporate governance system that already has helped the Company deliver superior performance to its shareholders in recent years.

A failed election as to one or more director nominees could have undesirable consequences for AmeriCredit. As a company listed on the NYSE, the Company must comply with listing standards that include requirements for maintaining independent directors and directors with particular qualifications or expertise. The failure to elect a particular nominee, depending on the independence and qualifications of the remaining directors, could impair the Company’s ability to comply with those listing standards.

Current Texas law states that each incumbent director serves until a successor is elected and qualified for his or her position. Under the proposal, any incumbent director who did not receive a majority of votes could nonetheless continue to serve as a director until his or her successor is elected by a subsequent vote of shareholders. Additionally, any resulting vacancy could be filled by a successor designated by the other directors. Therefore, your Board believes that a majority voting system could result in a less democratic alternative than the current plurality voting system, as shareholders could be taken out of the process altogether in certain circumstances.

Your Board does not believe that electing directors under a different standard would result in a more effective Board, nor does the proponent assert that our Board has not acted in the best interest of its shareholders. The Company’s shareholders have a history of electing strong and independent Boards, not only by a plurality, but also by a substantial majority of votes cast. In AmeriCredit’s history, no Board-nominated director has ever had a majority of votes withheld in his or her election. In fact, each Board-nominated director has received a substantial majority of “for” votes cast in each election.

For the reasons set forth above, the Board believes that the proposal will not serve the best interest of the company or its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL RELATING TO THE ELECTION OF DIRECTORS BY MAJORITY VOTE.

OTHER BUSINESS

(Item 3)

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

Shareholder Proposals or Nominations

From time to time, shareholders submit proposals that they believe should be voted on at the annual meeting or recommend persons who they believe should be nominated for election to the Board. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in the 2007 Proxy Statement. Any such shareholder proposals must be submitted, along with proof of ownership of Company stock in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended, to the Company, addressed to J. Michael May, Secretary, 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. To be timely, a shareholder’s submission must be delivered to or mailed and received at the principal executive offices of the Company no later than May 18, 2007. We strongly encourage any shareholder interested in submitting a proposal to contact the Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that the Company will include it in the Proxy Statement. The Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see “Director Nomination Process” on page 9.

Alternatively, under the bylaws, if a shareholder does not want to submit a proposal for the 2007 Annual Meeting in the Proxy Statement under Rule 14a-8, or intends to nominate a person as a candidate for election to the Board, the shareholder may submit the proposal or nomination not less than 60 days or more than 90 days prior to the first anniversary of the 2006 Annual Meeting. A submission given pursuant to this provision of the Company’s bylaws will not be timely with respect to the Company’s 2007 Annual Meeting unless duly given by no later than August 27, 2007 and no earlier than July 27, 2007. The shareholder’s submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of Common Stock of the Company. The Company will not entertain any proposals or nominations at the 2007 Annual Meeting that do not meet these requirements. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, the Company may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such shareholder proposal or nomination. To make a submission or to request a copy of the bylaws, shareholders should contact the Secretary by mail addressed to J. Michael May, Secretary, 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. The Company strongly encourages any shareholder to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

With respect to business to be brought before the 2006 Annual Meeting, the Company has not received any submissions from shareholders that the Company is required to include in this Proxy Statement, other than Item 2 above.

BY ORDER OF THE BOARD OF DIRECTORS

J. Michael May

Secretary

September 11, 2006

Fort Worth, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

APPENDIX A

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

OF

THE BOARD OF DIRECTORS

OF AMERICREDIT CORP.

1.	Purpose of the Audit Committee

The purpose of the Audit Committee of the Board of Directors (the “Audit Committee”) of AmeriCredit Corp., a Texas corporation (the “Company”), is to assist the Board in oversight of (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

2.	Membership and Appointment

The Audit Committee shall consist of at least three (3) directors who meet the independence and experience requirements of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the Commission. The Board of Directors shall appoint the members of the Audit Committee, based on the recommendation of the Nominating and Corporate Governance Committee. Audit Committee members may be replaced by the Board.

3.	Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically in separate executive sessions with management, the senior internal auditing executive, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee may also meet with the Company’s investment bankers or other financial advisors who represent or advise the Company.

4.	Audit Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolutions of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing and audit-related services, internal control-related services and permitted non-audit services (including the terms and fee arrangements thereof) to be performed for the Company by the independent auditor, subject to any de minimus exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or advisable, to retain independent legal, accounting or other consultants to advise the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing audit and related reports and to any advisors employed by the Audit Committee, and shall provide adequate office space and administrative support services to the Chairman of the Audit Committee as may be deemed necessary to the execution of the responsibilities of the Audit Committee.

The Audit Committee shall report its activities to the Board of Directors in such manner and at such times as the Audit Committee or the Board of Directors deems appropriate. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval. The Audit Committee shall annually review the Audit Committee’s own performance, or shall cooperate with the Nominating and Corporate Governance Committee in conducting such review.

The Audit Committee, to the extent it deems necessary or advisable, shall:

Financial Statement and Disclosure Matters

(a) Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and make a recommendation as to whether the audited financial statements should be included in the Company’s Form 10-K.

(b) Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements, and the disclosures made in management’s discussion and analysis section.

(c) Review and discuss with management the Company’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

(d) Meet separately with management, the senior internal audit director and the independent auditor to review and discuss any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

(e) Review and discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

(f) Review and discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

(g) Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(h) Review and discuss quarterly reports from the independent auditor on:

(1)	all critical accounting policies and practices used by the Company;

(2)	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(3)	other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(i) Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

(j) Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

(k) Review and discuss with management and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

Oversight of the Company’s Relationship with the Independent Auditor

(l) Review the experience and qualifications of the senior members of the independent auditor team.

(m) Receive reports from the independent auditor at least annually regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, (iii) all relationships between the independent auditor and the Company. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

(n) Ensure the rotation of audit partners as required by law. Evaluate whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis.

(o) Oversee the Company’s hiring of employees of the independent auditor who were engaged on the Company’s account.

(p) Discuss with the independent auditor material issues on which the national office was consulted by the Company’s audit team.

(q) Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

(r) Oversee the appointment and replacement of the senior internal auditing executive.

(s) Discuss with the senior internal auditing executive any significant findings or reports issued to management by the internal auditing department and management’s responses.

(t) Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the scope of the internal audit function.

Compliance Oversight Responsibilities

(u) Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

(v) Discuss with the Company’s chief legal officer legal matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

(w) Establish procedures for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(x) Obtain reports and information from management (including from the Company’s senior internal auditing executive and chief legal officer and from representatives of the Company’s Disclosure Committee, as appropriate) and the independent auditor assuring the Audit Committee that (1) the Company is in material compliance with applicable legal and regulatory requirements, and (2) the Company has an effective compliance and ethics program that, among other purposes, establishes appropriate controls to mitigate risks of fraud. In conjunction with the Nominating and Corporate Governance Committee, periodically report to the Board regarding the Company’s compliance with applicable legal and regulatory requirements and compliance with the Company’s Code of Business Conduct and Ethics.

(y) Obtain from the independent auditor either a report to the Audit Committee concerning any illegal acts (as required by Section 10A(b) of the Exchange Act) or assurance that the independent auditor has not detected or become aware of any illegal acts.

5.	No Duty to Audit.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are fairly presented in accordance with generally accepted accounting principles. This is the responsibility of management. Nor is it the duty of the Audit Committee to assure compliance with laws and regulations.

Approved by Committee, as amended:	May 4, 2006

Approved as amended by Board of Directors and Effective:	August 7, 2006

801 CHERRY ST., SUITE 3900 FORT WORTH, TEXAS 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AmeriCredit Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AmeriCredit Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

AMERI1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICREDIT CORP.

Vote On Directors

1. Proposal to elect as Directors of the Company the following persons to hold office until the Annual Meeting of Shareholders in 2009 or until their successors have been duly elected and have qualified

		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Nominees:	01) Daniel E. Berce	☐	☐	☐

02) James H. Greer

Vote On Proposals					For	Against	Abstain

2. Shareholder proposal related to electing directors by majority vote, if properly presented at the meeting.					☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.					☐	☐	☐

(Please sign exactly as name appears hereon. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for a corporation. If shares are registered in more than one name, each joint owner should sign.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

AMERICREDIT CORP.

801 CHERRY STREET, SUITE 3900

FORT WORTH, TEXAS 76102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clifton H. Morris, Jr. and Daniel E. Berce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of AmeriCredit Corp. (the “Company”), held of record by the undersigned on September 1, 2006, at the Annual Meeting of Shareholders of the Company to be held on October 25, 2006, at 10:00 a.m. (Central Standard Time), at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas 76102, and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, “AGAINST” PROPOSAL 2, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 3.